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Exhibit 99.1

Certification pursuant to Section 1350
of Chapter 63 of Title 18
of the United States Code

        I, Kirk Loevner, the Chief Executive Officer and President of Pinnacor Inc. (the "Company"), certify that (i) the Company's 10-K for the year ended December 31, 2002 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in such 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ KIRK LOEVNER Kirk Loevner, CEO & President Date: March 31, 2003

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  Exhibit 99.1
Certification pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code